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                      CODE OF ETHICS OF THE PIONEER FUNDS
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POLICY

     The Pioneer Funds (each a "Fund" and, collectively, the "Funds") are committed to maintaining the highest ethical standards. An important element of the Funds' commitment is their philosophy of always putting shareholder interests ahead of the interests of the Funds' officers, trustees and service providers. Access persons of the Funds must conduct their personal securities transactions in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or abuse of their positions of trust and responsibility. The Funds respect the rights of access persons to make personal investment decisions. However, access persons must ensure that their decisions are not based on information they have obtained as a result of their position with the Funds.


APPLICABILITY

     This Code of Ethics for Personal Investing (the "Code") governs personal investment activities by officers and trustees of the Pioneer Funds (each an "access persons," and, collectively, "access persons"). It also applies to each Fund's investment adviser and subadviser and each Fund's principal underwriter that is an affiliated person of the Fund's investment adviser or subadviser. Upon the determination that a person is an access person, the Compliance Department of Pioneer Investment Management, Inc. (the "Compliance Department") will provide the access person with a copy of this Code and inform him or her of their reporting obligations under the Code. If an access person knows that he or she is an access person under this Code, the access person will be required to comply with it even though the Compliance Department has not yet advised the access person of their obligations.

     Access persons complying with the Code of Ethics of Pioneer Investment Management, Inc. are deemed to have complied with this Code.

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                                                   LAST REVISED FEBRUARY 1, 2005
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PURPOSE

     The Board of Trustees ("Board") of the Funds has adopted this Code pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act"). This Code is designed to provide the Funds with a high level of confidence that the activities of access persons and service providers do not conflict with the interests of Funds or their shareholders.

GENERAL PRINCIPLES

     It is unlawful for an access person in connection with his or her purchase or sale of a reportable security held or to be acquired by the Fund:

     o   To employ any device, scheme or artifice to defraud the Fund;

     o To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

    o To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

    o    To engage in any manipulative practice with respect to the Fund.

      For this purpose, a reportable security is considered to be held or to be acquired by a Fund if within the most recent 15 days, the security:

    o    Is or has been held by the Fund; or

         Is being or has been considered by the Fund or its investment adviser for purchase by the Fund.


RESTRICTED ACTIVITIES

     Access persons who, in connection with their regular functions or duties, makes or participate in making recommendations regarding the purchase or sale of securities by a Fund must obtain approval from the Compliance Department before directly or indirectly acquiring beneficial ownership(1) in any securities in an Initial Public Offering(2) or in a Limited Offering(3)

     All transactions in shares of a Fund must be consistent with the prospectus requirements applicable to the Fund.


REPORTING REQUIREMENTS

      Access persons must report the information set forth below to the Compliance Department. Any report provided under this section may contain

      1 Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

      2 An Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

      3 A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933

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      a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the security to which it relates.


INITIAL HOLDINGS REPORT

      Access persons must disclose the following information to the Compliance Department within 10 calendar days of becoming an access person:

o The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person; and

o The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person.

      Initial holdings reports must be submitted using the form provided by the Compliance Department, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming an access person.

      For purposes of the Code, reportable security means a security as defined in section 2(a)(36) of the 1940 Act, except that it does not include:

o             Direct obligations of the Government of the United States;

o Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

o             Shares issued by open-end Funds.

     Reportable security generally includes any type of equity or debt security (such as common and preferred stocks, and corporate and government bonds or notes) and any instrument representing, or any rights relating to, a security (such as certificates of participation, depository receipts, put and call options, warrants, convertible securities and securities indices)


ANNUAL HOLDINGS REPORT

      Annually, access persons disclose the following information to the Compliance Department:

o The title, number of shares and principal amount of each reportable security in which the access person had any direct or indirect beneficial ownership when the person became an access person; and

o The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person..

      Annual holdings reports must be submitted using the form provided by the Compliance Department, must be dated and must contain information that is current as of a date no more than 45 calendar days prior to becoming an access person.


QUARTERLY TRANSACTIONS REPORTS

      Access persons must disclose the following information to the Compliance Department within 10 calendar days after the end of a calendar quarter with respect to any transaction during the quarter in a reportable security in which the access person had any direct or indirect beneficial ownership:

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o             The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each reportable security involved;

o The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

o The price of the reportable security at which the transaction was effected; and

o The name of the broker, dealer or bank with or through which the transaction was effected

      Access persons must disclose the following information to the Compliance Department within 10 days after the end of a calendar quarter with respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

o The name of the broker, dealer or bank with whom the Access Person established the account; and

o             The date the account was established,

      Quarterly transaction reports must be submitted using the form provided by the Compliance Department and must be dated. Access persons are deemed to have complied with the transaction reporting requirements of this section if the Compliance Department receives duplicate statements and confirmations directly from your brokers.


EXCEPTIONS FROM REPORTING REQUIREMENTS

      Access persons do not need to report transactions effected for, and reportable securities held in, any account over which the person has no direct or indirect influence or control.(4)

      A trustee of the Funds who is not an "interested person" of the Funds within the meaning of Section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund trustee, need not make:

o             An initial holdings report;

o             An annual holdings report; or

o A quarterly transaction report, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during the 15-day period immediately before or after the trustee's transaction in a reportable security, a Fund purchased or sold the reportable security, or a Fund or its investment adviser or subadviser considered purchasing or selling the reportable security.


APPLICATION TO INVESTMENT ADVISERS AND PRINCIPAL UNDERWRITERS OF THE FUNDS

      Each Fund's investment adviser and subadviser and each Fund's principal underwriter that is an affiliated person of the Fund's investment adviser or subadviser must adopt a code of ethics in compliance with the Rule 17j-1 under the 1940 Act and provide the Compliance Department with a copy of the code of ethics and any subsequent amendments. Each such investment adviser, subadviser and principal underwriter is responsible for enforcing its code of ethics and reporting to the Compliance Department on a timely basis any violations of the code of ethics and resulting sanctions.



      4 Control has the same meaning as in section 2(a)(9) of the Act.

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      In addition, each year, each investment adviser, subadviser and principal underwriter of the Funds must provide the Board with a written report that:

o Describes any issues arising under the its code of ethics or procedures since the last report to the Board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

o Certifies that the investment adviser, subadviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent access persons from violating the code.


ADMINISTRATION
      Federal law requires that a code of ethics must not only be adopted but must also be enforced with reasonable diligence. The Compliance Department will keep records of any violation of the Code and of the actions taken as a result of such violations.

      The policies and procedures described in the Code do not create any obligations to any person or entity other than the Funds and their access persons. The Code is not a promise or contract, and it may be modified at any time. The Funds retain the discretion to decide whether the Code applies to a specific situation, and how it should be interpreted.



REVIEW

      The Compliance Department will review on a regular basis the reports filed pursuant to the Code. In this regard, the Compliance Department will give special attention to evidence, if any, of potential violations of the antifraud provisions of the federal securities laws or the procedural requirements or ethical standards set forth in the Code.


VIOLATIONS

      When potential violations of the Code come to the attention of the Compliance Department, the Compliance Department will investigate the matter. Upon completion of the investigation, if necessary, the matter will be reviewed with the Board, and a determination will be made as to whether any sanction should be imposed as detailed below. The access person will be informed of any sanction determined to be appropriate.


      SANCTIONS

      Violations of this Code may result in the imposition of such sanctions as the Board deems appropriate under the circumstances, which may include, but are not limited to, removal from office.. The Board may take into account any factors that it determines to be appropriate in imposing sanctions. Such factors may include, but are not limited to, your history of compliance, the nature of the violation, whether the violation was intentional or inadvertent and any harm suffered by a client. Violations of this Code also may result in criminal prosecution or civil action.


      APPEALS PROCEDURES

      Access persons who believe they have been mistreated by any action rendered with respect to a violation of the Code or a waiver request may appeal the determination by providing the Compliance Department with a written explanation within 30 days of being informed of such determination. The Compliance Department will arrange for a review by the Board and will advise the access person whether the action will be imposed, modified or withdrawn.

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ANNUAL REPORTS TO THE BOARD

      Each year, the Chief Compliance Officer of the Funds will provide the Board with a written report that:

o Describes any issues arising under the Code since the last report to the Board, including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations; and

o Certifies that the Funds have adopted procedures reasonably necessary to prevent access persons from violating the code.


CONFIDENTIALITY

      Normally, the Funds will keep all information obtained under this Code in strict confidence; however, violations will be reported to the Board and we may report information to third parties under certain circumstances. For example, the Funds may make reports of securities transactions and violations of this Code available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation, or to other civil or criminal authorities if we consider it to be necessary or advisable.


INTERPRETATION

      The Board of may from time to time adopt such interpretations of this Code as it deems appropriate.


QUESTIONS

      Access persons are encouraged to bring to the Compliance Department any questions they may have about interpreting or complying with this Code, about securities accounts or personal trading activities of themselves or their family or household members.


RECORDKEEPING

      The Funds shall maintain and preserve in an easily accessible place:

o A copy of the Code (and any prior code of ethics that was in effect at any time during the past five years) for a period of not fewer than five years;

o A record of any violation of the Code and of any action taken as a result of such violation for a period of not fewer than five years following the end of the fiscal year in which the violation occurs;

o A copy of each report submitted under the Code, including periodic account statements and duplicate trade confirmations, by an access person for a period of not fewer than five years following the end of the fiscal year in which the pre-clearance request or report is made, the first two years in an easily accessible place;

o A record of all persons who are, or within the past five years were, required to make reports pursuant to the Code and who are or were responsible for reviewing such reports;

o A copy of each report submitted to the Board under the Code for a period of not fewer than five years following the end of the fiscal year in which such report is made, the first two years in an easily accessible place; and

o A record of any decision, and the reasons supporting such decision, to approve the acquisition by an advisory person of initial public offerings or private placements for at least five years after the end of the fiscal year in which such approvals are granted.